EXECUTION VERSION

PARTICIPATION AGREEMENT

BY AND AMONG

CALVERT VARIABLE SERIES, INC.,

CALVERT VARIABLE PRODUCTS, INC.

CALVERT INVESTMENT DISTRIBUTORS, INC.

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK,

ON BEHALF OF ITSELF AND

ITS SEPARATE ACCOUNTS,

AND

SYMETRA SECURITIES, INC.

PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of the 12th day of September, 2012 (“Agreement”), by and among Calvert Variable Series, Inc., a Maryland corporation (“CVS”), Calvert Variable Products, Inc. (“CVP”, and CVP together with CVS, the “Funds” and each a “Fund”), Calvert Investment Distributors, Inc., a Delaware corporation (“CID”), First Symetra National Life Insurance Company of New York., a New York life insurance company (“LIFE COMPANY”), on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto, as the parties hereto may amend from time to time (each, an “Account,” and collectively, the “Accounts”) and Symetra Securities, Inc., a Washington corporation and an affiliate of LIFE COMPANY and the First Symetra underwriter of the Contracts (“UNDERWRITER” and, together with CVS, CID and LIFE COMPANY, the “Parties”).

WITNESSETH THAT:

WHEREAS, each Fund is registered with the Securities and Exchange Commission (“Commission”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund consists of separate series of shares registered under the Securities Act of 1933, as amended (“Shares”) that are currently sold to one or more separate accounts of life insurance companies to fund benefits under variable annuity contracts and variable life insurance contracts; and

WHEREAS, each Fund will make Shares of its Portfolios listed on Schedule A hereto (each a “Portfolio”), as the Parties hereto may amend from time to time, available to LIFE COMPANY in accordance with the terms of this Agreement; and

WHEREAS, LIFE COMPANY will be the issuer of certain variable annuity contracts and/or variable life insurance contracts as set forth on Schedule A hereto, as the Parties hereto may amend from time to time (“Contracts”), which Contracts, if required by applicable law, will be registered under the Securities Act of 1933 (the “1933 Act”); and

WHEREAS, LIFE COMPANY will fund the Contracts through the Accounts, each of which may be divided into two or more subaccounts (“Subaccounts”; references herein to an “Account” includes reference to each Subaccount thereof to the extent the context requires); and

WHEREAS, LIFE COMPANY will serve as the depositor of the Accounts, each of which is registered as a unit investment trust investment company under the 1940 Act (or exempt therefrom), and the security interests deemed to be issued by the Accounts under the Contracts will be registered as securities under the 1933 Act (or exempt therefrom); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, LIFE COMPANY intends to purchase Shares in one or more of the Portfolios on behalf of the Accounts to fund the Contracts; and

WHEREAS, UNDERWRITER is a broker-dealer registered with the Commission under the Securities Exchange Act of 1934 (“1934 Act”) and a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, CID is a broker-dealer registered with the Commission under the Securities Exchange Act of 1934 (“1934 Act”) and a member in good standing of FINRA;

NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

Section 1 Available Portfolios

1.1 Availability

Each Fund will make Shares of its Portfolios available to LIFE COMPANY for purchase and redemption at net asset value and with no sales charges, subject to the terms and conditions of this Agreement. The Board of Directors of the applicable Fund may refuse to sell Shares of any Portfolio to any person, or suspend or terminate the offering of Shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction over such Fund or if, in the sole discretion of the Fund’s Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, such action is deemed in the best interests of the shareholders of such Portfolio.

1.2 Addition, Deletion or Modification of Portfolios

The Parties hereto may agree, from time to time, to add other Portfolios to provide additional funding media for the Contracts, or to delete, combine, or modify existing Portfolios, by amending Schedule A hereto. Upon such amendment to Schedule A, any applicable reference to a Portfolio or its Shares herein shall include a reference to any such additional Portfolio. Schedule A, as amended from time to time, is incorporated herein by reference and is a part of this Agreement to the same extent as if it was set forth herein.

1.3 No Sales to the General Public

Each Fund represents and warrants that no Shares of any Portfolio have been or will be sold to the general public, it being understood by the Parties that each Fund may sell shares of any Portfolio to any person eligible to invest in that Portfolio in accordance with applicable provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and that if such provisions are not applicable, then each Fund may sell shares of any Portfolio to any person, including members of the general public.

Section 2 Processing Transactions

2.1 Timely Pricing and Orders

(a) Each Party agrees (i) to perform any and all duties, functions, procedures and responsibilities assigned to it under the rules of the National Securities Clearing Corporation (“NSCC”) and the procedures or other requirements relating to NSCC’s Fund/SERV system (“Fund/SERV”) and Networking system (“Networking”), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to another party through Fund/SERV or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV or Networking and to limit the access to, and the inputting of data into, Fund/SERV or Networking to persons specifically authorized by the Party.

(b) Each Fund or its designated agent will use its best efforts to provide LIFE COMPANY, or its designated agent, with the net asset value per Share for each Portfolio by 7:00 p.m. Eastern Standard Time on each Business Day. As used herein, “Business Day” shall mean any day on which (i) the New York Stock Exchange is open for regular trading, (ii) the applicable Fund calculates the Portfolio’s net asset value, and (iii) LIFE COMPANY is open for business.

(c) LIFE COMPANY will use the data provided by the applicable Fund each Business Day pursuant to Section 2.1(b) to (i) calculate Account unit values, (ii) process each Account’s transactions that receive that same Business Day’s Account unit values (as determined in accordance with Section 2.3) and (iii) determine the net dollar amount of Portfolio Shares that will be purchased or redeemed at that day’s closing net asset value per Share for each Portfolio (each such purchase or redemption, a “Portfolio Transaction”). Portfolio Transactions will normally settle through the facilities of Fund/SERV. If any Portfolio Transaction initiated through Fund/SERV fails to be processed through Fund/SERV then that Portfolio Transaction will be transmitted to the applicable Fund by LIFE COMPANY by 8:30 a.m. Eastern Time on the Business Day next following LIFE COMPANY’S receipt of the information specified in Section 2.1(b); provided that each Fund shall provide additional time to LIFE COMPANY in the event that such Fund is unable to meet the 7:00 p.m. time stated in Section 2.1(b) and the duration of such additional time shall be equal to the additional time that the applicable Fund takes to make the net asset values per Share available to LIFE COMPANY.

(d) If the applicable Fund provides materially incorrect Share net asset value information (as determined under Commission guidelines), LIFE COMPANY shall be entitled to an adjustment to the number of Shares purchased or redeemed to reflect the correct net asset value per Share, and any reasonable out-of-pocket expenses incurred by the LIFE COMPANY in adjusting the Share net asset value. Any material error in the calculation or reporting of any net asset value per Share, dividend or capital gain information shall be reported promptly upon discovery to LIFE COMPANY. Non-material errors will be corrected in the next Business Day’s net asset value per Share for the Portfolio in question.

(e) LIFE COMPANY will utilize commercially reasonable efforts to provide each Fund with advance written notice of any unusually large purchase or redemption orders.

2.2 Timely Payments

(a) Portfolio Transactions will normally settle through the facilities of Fund/SERV. If a Portfolio Transaction initiated through Fund/SERV fails to be processed through Fund/SERV and LIFE COMPANY’s order requests the purchase of Portfolio Shares, LIFE COMPANY will pay for such purchases by wiring Federal Funds to the applicable Fund or its designated custodial account by the close of the Federal Reserve’s Fedwire Funds Service (“Fedwire”) on the Business Day the Portfolio Transaction is transmitted to the applicable Fund pursuant to Section 2.1( c) or, if such transmission occurs after Fedwire has closed for that Business Day, by 8:30 a.m. Eastern Standard Time on the next following Business Day (the “Payment Deadline”). The applicable Fund will execute such Portfolio Transactions at the applicable net asset value per Share determined in accordance with Section 2.3 if it receives payment in Federal Funds by the Payment Deadline. If payment in Federal Funds for any purchase is not received by the Payment Deadline, LIFE COMPANY shall promptly upon the applicable Fund’s request, reimburse the applicable Fund for any charges, costs, fees, interest or other expenses incurred by such Fund in connection with any advances to, or borrowings or overdrafts by, such Fund, or any similar expenses incurred by such Fund, as a result of portfolio transactions effected by such Fund based upon such Portfolio Transaction.

(b) Portfolio Transactions will normally settle through the facilities of Fund/SERV. If a Portfolio Transaction initiated through Fund/SERV fails to be processed through Fund/SERV and LIFE COMPANY’s order requests the redemption of Portfolio Shares, the applicable Fund will pay the redemption amount by wiring Federal Funds to LIFE COMPANY or its designated custodial account as soon as practicable, but in any event not later than seven days after its receipt of such Portfolio Transaction or such shorter time as may be required by law. The applicable Fund will execute such Portfolio Transactions at the applicable net asset value per Share determined in accordance with Section 2.3.

2.3 Applicable Price

Subject to the satisfaction of the requirements set forth in Section 2.2, Portfolio Share purchase and redemption orders that result from purchase payments, premium payments, surrenders and other transactions under Contracts (collectively, “Contract Transactions”) received by LIFE COMPANY prior to the close of regular trading on the New York Stock Exchange on a Business Day and encompassed within a Portfolio Transaction transmitted to the applicable Fund in accordance with Section 2.1(c) will be executed at the net asset value of the applicable Portfolio next computed after receipt of the applicable Contract Transaction by LIFE COMPANY. A Contract Transaction that does not satisfy the conditions specified in the preceding sentence will be effected at the net asset value per Share computed for the applicable Portfolio on the Business Day as of which such conditions have been satisfied. For purposes of this Section 2.3, LIFE COMPANY shall be the designated agent of each Fund for the limited purpose of receiving Contract Transactions on each Business Day and, if the applicable Fund receives a Portfolio Transaction in accordance with Section 2.1(c) that encompasses such Contract Transaction, receipt of such Contract Transaction by such designated agent shall constitute receipt by such Fund. LIFE COMPANY agrees that it shall bear all liability for, and the Funds, CID and their affiliates shall not bear any liability for, LIFE COMPANY’S failure to (i) timely transmit any Contract Transaction to the applicable Fund as part of a Portfolio Transaction in accordance with Section 2.1(c) or (ii) pay for the purchase of Portfolio Shares in accordance with Section 2.2.

2.4 Dividends and Distributions

On each ex-dividend date of a Portfolio or, if not a Business Day, on the first Business Day thereafter, each Fund shall communicate to LIFE COMPANY the amount of dividend and capital gain, if any, per share of each Portfolio. All distributions of dividends and capital gains for any Portfolio will normally settle through Fund/SERV. If any dividend or capital gains transaction initiated through Fund/SERV fails to be processed through Fund/SERV then (i) the applicable Fund shall automatically reinvest such amounts in additional shares of the relevant Portfolio at the applicable net asset value per share of such Portfolio on the payable date and (ii) the applicable Fund shall, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify LIFE COMPANY of the number of Shares so issued.

2.5 Book Entry

Issuance and transfer of Portfolio Shares will be by book entry only. Stock certificates will not be issued to LIFE COMPANY. Shares ordered from a Fund will be recorded in an appropriate title for LIFE COMPANY, on behalf of its Account.

Section 3 Costs and Expenses

3.1 General

Except as specifically provided in Schedule C to this Agreement each Party will bear, or arrange for a third party to bear, all expenses incident to its performance under this Agreement.

3.2 Parties To Cooperate

Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of the Funds and the Accounts.

3.3 Portfolio Expenses

The charge to each Portfolio for all of its expenses and costs, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the applicable Portfolio’s daily net asset value per Share so as to accumulate to an annual charge at the rate set forth in the Portfolio Prospectus.

Section 4 Legal Compliance

4.1 Tax Laws

(a) Each Fund represents and warrants that it is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and represents that it will utilize best efforts to maintain such qualification (under Subchapter M or any successor or similar provision). Each Fund will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

(b) Each Fund represents that it complies and will maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code. Each Fund will notify LIFE COMPANY immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. In the event of a breach of this Section 4.1(b) by a Fund, it will use its best efforts to adequately diversify the affected Portfolio(s) so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code. The representations and warranties of this Section 4.1(b) shall not apply with respect to any Portfolio whose beneficial interests are held solely by owners of “pension plan contracts” within the meaning of Section 818(a) of the Code and other persons whose federal income tax treatment is not dependent on such Portfolio’s compliance with the requirements of Section 817(h) of the Code.

(c) Notwithstanding any other provision herein to the contrary, LIFE COMPANY agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of LIFE COMPANY or, to LIFE COMPANY’s knowledge, of any Contract owner (“Owner”), that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or LIFE COMPANY otherwise becomes aware of any facts that could give rise to any claim against a Fund or its affiliates as a result of such a failure or alleged failure:

(i)	LIFE COMPANY shall promptly notify the applicable Fund of such assertion or potential claim (subject to the Confidentiality provisions of Section 18 as to any Owner);

(ii)	LIFE COMPANY shall consult with the applicable Fund as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(iii)	LIFE COMPANY shall use its best efforts to minimize any liability of the applicable Fund or its affiliates resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations Section 1.817-5(a)(2), to the Commissioner of the IRS that such failure was inadvertent;

(iv)	LIFE COMPANY shall permit the applicable Fund, its affiliates and their legal and accounting advisors to participate in any conferences, settlement discussions or other administrative or judicial proceeding or contests (including judicial appeals thereof) with the IRS, any Owner or any other claimant regarding any claims that could give rise to liability to such Fund or CID or its affiliates as a result of such a failure or alleged failure; provided, however, that LIFE COMPANY will retain control of the conduct of such conferences discussions, proceedings, contests or appeals;

(v)	any written materials to be submitted by LIFE COMPANY to the IRS, any Owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations Section 1.817-5(a)(2)), (a) shall be provided by LIFE COMPANY to the applicable Fund (together with any supporting information or analysis), subject to the confidentiality provisions of Section 18, at least ten (10) business days or such shorter period to which the Parties hereto agree prior to the day on which such proposed materials are to be submitted, and (b) shall not be submitted by LIFE COMPANY to any such person without the express written consent of the applicable which shall not be unreasonably withheld;

(vi)	LIFE COMPANY shall provide the applicable Fund or its affiliates and their accounting and legal advisors with such cooperation as such Fund shall reasonably request (including, without limitation, by permitting such Fund and its accounting and legal advisors to review the relevant books and records of LIFE COMPANY) in order to facilitate review by such Fund or its advisors of any written submissions provided to it pursuant to the preceding clause or its assessment of the validity or amount of any claim against it arising from such a failure or alleged failure;

(vii)

LIFE COMPANY shall not with respect to any claim of the IRS or any Owner that would give rise to a claim against the applicable Fund or its affiliates (a) compromise or settle any claim, (b) accept any adjustment on audit, or (c) forego any allowable administrative or judicial appeals, without the express written consent of such Fund or its affiliates, which shall not be unreasonably withheld, provided that LIFE COMPANY shall not be required, after exhausting all administrative appeals, to appeal any adverse judicial decision unless such Fund or its affiliates shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and provided further that the costs of any such appeal shall be borne by the applicable Fund or CID or an affiliate of CID; and

(viii)	Each Fund and its affiliates shall have no liability as a result of such failure or alleged failure if LIFE COMPANY fails to comply with any of the foregoing clauses (i) through (vii), and such failure could be shown to have materially contributed to the liability.

Should a Fund or any of its affiliates refuse to give its written consent to any compromise or settlement of any claim or liability hereunder, LIFE COMPANY may, in its discretion, authorize the applicable Fund or its affiliates to act in the name of LIFE COMPANY in, and to control the conduct of, such conferences, discussions, proceedings, contests or appeals and all administrative or judicial appeals thereof, and in that event such Fund or CID or its affiliates shall bear the fees and expenses associated with the conduct of the proceedings that it is so authorized to control; provided, that in no event shall LIFE COMPANY have any liability resulting from such Fund’s refusal to accept the proposed settlement or compromise with respect to any failure caused by such Fund. As used in this Agreement, the term “affiliates” shall have the same meaning as “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(d) LIFE COMPANY represents and warrants that the Contracts currently are and will be treated as annuity contracts or life insurance contracts under applicable provisions of the Code and that it will use its best efforts to maintain such treatment. LIFE COMPANY will notify the each Fund and CID immediately in writing upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is or may become a “modified endowment contract,” as that term is defined in Section 7702 A of the Code, will identify such Contract as a modified endowment contract (or policy).

(e) LIFE COMPANY represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder. LIFE COMPANY will use its best efforts to continue to meet such definitional requirements, and it will notify each Fund immediately in writing upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

4.2 Insurance and Certain Other Laws

(a) Each Fund will use its best efforts to comply with any applicable state insurance laws or regulations, to the extent specifically requested in writing by LIFE COMPANY, including, the furnishing of information not otherwise available to LIFE COMPANY which is required by state insurance law to enable LIFE COMPANY to obtain the authority needed to issue the Contracts in any applicable state.

(b) LIFE COMPANY represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of its state of incorporation and domicile and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement; (ii) it has legally and validly established and maintains each Account as a segregated asset account under all applicable insurance laws and regulations; (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations; and (iv) it will use its best efforts to comply with all applicable state insurance laws and regulations in the sales and administration of its Contracts. LIFE COMPANY agrees to notify each Fund immediately in writing of any investment restrictions imposed by any state insurance law that is applicable to the Funds or any Portfolio.

(c) LIFE COMPANY represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to each Account are, in accordance with the applicable Contracts, to be credited to or charged against such Account without regard to other income, gains or losses from assets allocated to any other accounts of LIFE COMPANY. LIFE COMPANY represents and warrants that the assets of the Account are and will be kept separate from LIFE COMPANY’s general account and any other separate accounts LIFE COMPANY may have, and will not be charged with liabilities from any business that LIFE COMPANY may conduct or the liabilities of any companies affiliated with LIFE COMPANY.

(d) Each Fund represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.

(e) Each party represents and warrants that it will comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirement of the Bank Secrecy Act and the USA PATRIOT Act. All parties agree, when permitted by applicable law, to promptly notify each other whenever (i) questionable activities, (ii) potential indication of suspicious activities or (iii) Office of Foreign Asset Control matches are detected. Each party agrees to investigate any potentially suspicious activity and to take appropriate actions.

4.3 Securities Laws

(a) LIFE COMPANY represents and warrants that (i) interests in each Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act, (ii) the Contracts will be described in a registration statement filed under the 1933 Act and will be duly authorized for issuance and sold and distributed in compliance with all applicable federal and state laws, including, without limitation, the 1933 Act, the 1934 Act, the 1940 Act and Washington law, (iii) to the extent required by the 1940 Act, each Account is and will remain registered under the 1940 Act as a unit investment trust to serve as a segregated investment account for the Contracts, (iv) each Account is eligible to invest in Shares of the Portfolios without such investment disqualifying any such Portfolio as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts, (v) each Account does and will, for so long as any Contract is outstanding, comply in all material respects with all applicable legal requirements, including, without limitation, the requirements of the 1940 Act and the rules thereunder, (vi) each Account’s 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, (vii) LIFE COMPANY will amend the registration statement for its Contracts under the 1933 Act and for its Accounts under the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts or as may otherwise be required by applicable law, and (viii) each Account’s prospectus, statement of additional information, private placement memoranda and other documents pursuant to which Contracts are offered, and any amendments or supplements thereto (collectively, the “Account Prospectus”), will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder.

(b) Each Fund represents and warrants that (i) Shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with Maryland law, (ii) it is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) it will amend the registration statement for its Shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its Shares, (iv) it does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) its 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) its prospectus for each Portfolio, its statement of additional information and any amendments or supplements thereto (each, a “Portfolio Prospectus”) will at all times comply in all material respects with all applicable requirements of the 1933 Act and the rules thereunder. “Portfolio Prospectus” shall mean, with respect to any Portfolio, (i) the current statutory prospectus and summary prospectus applicable to such Portfolio as most recently filed with the SEC, the Portfolio’s statement of additional information, and any amendment(s) or supplement(s) thereto. The terms “summary prospectus” and “statutory prospectus” shall have the same meaning as set forth in Rule 498 under the 1933 Act.

(c) Each Fund will at its expense register and qualify its Shares for sale in accordance with the laws of any state or other jurisdiction if and to the extent reasonably deemed advisable by such Fund.

(d) To the extent that a Fund finances distribution expenses of any of the Shares pursuant to Rule 12b-l of the 1940 Act, such Fund undertakes to have its Board of Directors, a majority of whom are not “interested” persons of such Fund, formulate and approve any plan under Rule 12b-l to finance distribution expenses.

(e) Each Fund represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities having access to the Portfolios and/or securities of any Portfolio are and will continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of such Fund in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.

4.4 Notice of Certain Proceedings and Other Circumstances

(a) Each Fund will immediately notify LIFE COMPANY of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to such Fund’s registration statement under the 1933 Act or the Portfolio Prospectus, (ii) any request by the Commission for any amendment to such registration statement or the Portfolio Prospectus that may affect the offering of Portfolio Shares, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of Portfolio Shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Portfolio Shares in any state or jurisdiction, including, without limitation, any circumstances in which (a) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (b) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY. Each Fund will make every reasonable effort to prevent the issuance, with respect to such Fund or any Portfolio, of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

(b) LIFE COMPANY will immediately notify each Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to each Account’s registration statement under the 1933 Act relating to the Contracts or each Account Prospectus, (ii) any request by the Commission for any amendment to such registration statement or Account Prospectus that may affect the offering of Portfolio Shares or any Account’s interests pursuant to the Contracts, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of any Account’s interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. LIFE COMPANY will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

4.5 LIFE COMPANY To Provide Documents; Information About Each Fund

(a) Upon a Fund’s request, LIFE COMPANY will provide to such Fund or its designated agent at least one (1) complete copy of (i) the then-current Account registration statement and Account Prospectus and all amendments thereto and (ii) any preliminary and final voting instruction solicitation material, application for exemption, request for no-action letter, and all amendments thereto, that relate to each Account or the Contracts, contemporaneously with the filing of each such document with the Commission or other regulatory authorities. Each Fund agrees that LIFE COMPANY shall be deemed to have fully satisfied its obligations under this Section 4.5 by making the required documents available on either the Commission’s EDGAR information retrieval system or on www.symetra.com/ny or any successor website.

(b) LIFE COMPANY will provide to each Fund or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which such Fund or CID or any of its affiliates is named, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if such Fund or CID or the designated agent or either of them objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. Each Fund hereby designates CID as the entity to receive such sales literature, until such time as such Fund appoints another designated agent by giving notice to LIFE COMPANY in the manner required by Section 9 of this Agreement. Notwithstanding the foregoing, LIFE COMPANY may utilize Morningstar, Inc. to gather quarterly performance and fund data used in sales literature or other promotional material in which such Fund or CID or any of its affiliates is named rather than obtaining such information from such Fund or CID. If LIFE COMPANY desires to change the third party providing this service, Life Company shall obtain prior written authorization from the applicable Fund.

(c) Neither LIFE COMPANY nor any of its affiliates will give any information or make any representation or statement on behalf of or concerning a Fund or CID or its affiliates in connection with the sale of the Contracts without first obtaining the express written permission of such Fund or CID, provided that such permission shall not be required when the information or representations is contained in (i) the registration statement, including the Portfolio Prospectus contained therein, relating to Shares, as such registration statement and Portfolio Prospectus may be amended from time to time, (ii) proxy materials for the applicable Fund, (iii) published reports for the applicable Fund that are in the public domain and approved by such Fund for distribution, or (iv) sales literature or other promotional material approved by such Fund.

(d) LIFE COMPANY shall adopt and implement procedures reasonably designed to ensure that information concerning each Fund and its affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Owners) (“broker only materials”) is so used, and neither Fund nor any of their affiliates shall be liable for any losses, damages or expenses relating to LIFE COMPANY’S improper use of such broker only materials.

(e) For the purposes of this Section 4.5, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under applicable FINRA rules, the 1933 Act or the 1940 Act.

4.6 Each Fund To Provide Documents; Information About LIFE COMPANY

(a) Each Fund will provide to LIFE COMPANY at least one (1) complete copy of (i) such Fund’s then-current registration statement and Portfolio Prospectuses and all amendments thereto and (ii) any preliminary and final proxy material, application for exemption, request for no-action letter, and all amendments thereto, that relate to such Fund or the Shares of any Portfolio, contemporaneously with the filing of such document with the Commission or other regulatory authorities. LIFE COMPANY agrees that each Fund shall be deemed to have fully satisfied its obligations under this Section 4.6 by making the required documents available on either the Commission’s EDGAR information retrieval system or on www.calvert.com or any successor website.

(b)(i) Each Fund will provide to LIFE COMPANY printed copies, in an amount specified by LIFE COMPANY, of Portfolio summary prospectuses, statements of additional information, proxy materials, periodic reports to shareholders and other materials required by law to be sent to Owners who have allocated any Contract value to a Portfolio. Each Fund will provide such copies to LIFE COMPANY in a timely manner so as to enable LIFE COMPANY, as the case may be, to distribute such materials within the time required by law to be furnished to Owners. The form of each Portfolio summary prospectus and statement of additional information provided by each Fund to LIFE COMPANY shall be the final form of such summary prospectus and statement of additional information as filed with the Commission.

(b)(ii) The parties agree that LIFE COMPANY is not required to distribute a Portfolio’s summary prospectus to Owners, but may elect to distribute the Portfolio’s statutory prospectus in lieu of the summary prospectus. Notwithstanding any other provision of this Amendment, the Agreement or Schedule C to the Agreement, LIFE COMPANY agrees that if it elects to distribute a Portfolio’s statutory prospectus to Owners in lieu of the Portfolio’s summary prospectus, upon notification from LIFE COMPANY, the applicable Fund will provide to LIFE COMPANY a camera ready copy of the Portfolio’S statutory prospectus (and electronic access thereto), and LIFE COMPANY will pay for the costs of printing and distributing such Portfolio’s statutory prospectus.

(c) Each Fund will provide to LIFE COMPANY or its designated agent at least one (1) complete copy of each piece of sales literature or other promotional material in which LIFE COMPANY or any of its respective affiliates is named, or that refers to the

Contracts, at least five (5) Business Days prior to its use or such shorter period as the Parties hereto may, from time to time, agree upon. No such material shall be used if LIFE COMPANY or its designated agent objects to such use within five (5) Business Days after receipt of such material or such shorter period as the Parties hereto may, from time to time, agree upon. LIFE COMPANY shall receive all such sales literature until such time as it appoints a designated agent by giving notice to the applicable Fund and CID in the manner required by Section 9 hereof.

(d) Neither Fund nor CID nor any of its affiliates will give any information or make any representation or statement on behalf of or concerning LIFE COMPANY, each Account, or the Contracts without first obtaining the express written permission of LIFE COMPANY, provided that such permission shall not be required when the information or representation is contained in (i) the registration statement, including each Account Prospectus contained therein, relating to the Contracts, as such registration statement and Account Prospectus may be amended from time to time, (ii) proxy materials for any Account or Contract, (iii) published reports for the Account or the Contracts that are in the public domain and approved by LIFE COMPANY for distribution, or (iv) sales literature or other promotional material approved by LIFE COMPANY or its affiliates.

(e) Each Fund and CID shall adopt and implement procedures reasonably designed to ensure that information concerning LIFE COMPANY, and its respective affiliates that is intended for use only by brokers or agents selling the Contracts (i.e., information that is not intended for distribution to Owners) (“broker only materials”) is so used, and neither LIFE COMPANY, nor any of its respective affiliates shall be liable for any losses, damages or expenses relating to the improper use of such broker only materials by such Fund or CID.

(f) For purposes of this Section 4.6, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media (e.g., on-line networks such as the Internet or other electronic messages), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials and any other material constituting sales literature or advertising under applicable FINRA rules, the 1933 Act or the 1940 Act.

4.7 Contract Sales by LIFE COMPANY

LIFE COMPANY shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. LIFE COMPANY shall make reasonable efforts to market, sell and distribute the Contracts and shall comply with all applicable federal and state laws in connection therewith. No representation is made as to the number or amount of Contracts that are to be sold by LIFE COMPANY.

Section 5 Mixed and Shared Funding

5.1 General.

Acacia Capital Corporation, CVS’s predecessor, received an order from the Commission exempting it from certain provisions of the 1940 Act and rules thereunder (the “CVS Exemptive Order”) and Summit Mutual Funds, Inc., CVP’s predecessor, received an order from the Commission exempting it from certain provisions of the 1940 Act and rules thereunder (the “CVP Exemptive Order” and, the CVP Exemptive Order together with the CVS Exemptive Order, the “Exemptive Orders”) so that the series of each Fund may be available for investment by certain other entities, including, without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, separate accounts of insurance companies unaffiliated with LIFE COMPANY, and trustees of qualified pension and retirement plans (collectively, “Mixed and Shared Funding”). LIFE COMPANY and UNDERWRITER acknowledge that the Commission, in granting the Exemptive Orders, imposed terms and conditions that are substantially similar to Sections 5.2 through 5.8 of this Agreement. Each Fund hereby notifies LIFE COMPANY that it may be appropriate to include in each Account Prospectus, and any other prospectus pursuant to which a Contract is offered, disclosure regarding the potential risks of Mixed and Shared Funding.

5.2 Disinterested Directors.

Each Fund agrees that its Board of Directors shall at all times consist of directors a majority of whom (the “Disinterested Directors”) are not interested persons of such Fund within the meaning of Section 2(a)(19) of the 1940 Act and the rules thereunder, as modified by any applicable orders of the Commission, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any director, then the operation of this condition shall be suspended (a) for a period of forty-five (45) days if the vacancy or vacancies may be filled by the Board; (b) for a period of sixty (60) days if a vote of shareholders is required to fill the vacancy or vacancies; or (c) for such longer period as the Commission may prescribe by order upon application.

5.3 Monitoring for Material Irreconcilable Conflicts.

Each Fund agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the Owners in all separate accounts of life insurance companies utilizing the Portfolios of such Fund (“Participating Insurance Companies”), including each Account, and participants in all qualified retirement and pension plans investing in the Portfolios of such Fund (“Participating Plans”). LIFE COMPANY agrees to inform the Board of Directors of each Fund of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The concept of a “material irreconcilable conflict” is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:

(a) an action by any state insurance or other regulatory authority;

(b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

(c) an administrative or judicial decision in any relevant proceeding;

(d) the manner in which the investments of any Portfolio are being managed;

(e) a difference in voting instructions given by variable annuity contract and variable life insurance contract Owners or by Participants of different Participating Insurance Companies;

(f) a decision by a Participating Insurance Company to disregard the voting instructions of Owners; or

(g) a decision by a Participating Plan to disregard the voting instructions of Plan participants.

Consistent with the Commission’s requirements in connection with exemptive orders of the type referred to in Section 5.1 hereof, LIFE COMPANY will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by LIFE COMPANY to disregard voting instructions of Owners. LIFE COMPANY’s responsibilities in connection with the foregoing shall be carried out with a view only to the interests of Owners.

5.4 Conflict Remedies.

(a) The Parties agree that, if a majority of the members of the Board of Directors or a majority of the Disinterested Directors determine that a material irreconcilable conflict exists with regard to Owner investments in a Portfolio, LIFE COMPANY will, if it is a Participating Insurance Company for which a material irreconcilable conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

(i)	withdrawing the assets allocable to some or all of the Accounts from the applicable Fund or the applicable Portfolio and reinvesting such assets in a different investment medium, including another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected Owners and, as appropriate, segregating the assets of any particular group (e.g., annuity Owners, life insurance Owners or all Owners) that votes in favor of such segregation, or offering to the affected Owners the option of making such a change; and

(ii)	establishing a new registered investment company of the type defined as a “management company” in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

(b) If the material irreconcilable conflict arises because of LIFE COMPANY’s decision to disregard Owner voting instructions and that decision represents a minority position or would preclude a majority vote, LIFE COMPANY may be required, at the applicable Fund’s election, to withdraw each Account’s investment in such Fund or Portfolio(s); provided, however, that such withdrawal shall be limited to the extent required to remedy any such material irreconcilable conflict as determined by a majority of the Disinterested Directors. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after the applicable Fund gives notice to LIFE COMPANY that this provision is being implemented, and until such withdrawal such Fund shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of such Fund.

(c) If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to LIFE COMPANY conflicts with the majority of other state regulators, then LIFE COMPANY will withdraw each Account’s investment in the applicable Fund within six (6) months after such Fund’s Board of Directors informs LIFE COMPANY that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal such Fund shall continue to accept and implement orders by LIFE COMPANY for the purchase and redemption of Shares of such Fund. No charge or penalty will be imposed as a result of such withdrawal.

(d) LIFE COMPANY agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Owners.

(e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will a Fund or CID or any of its affiliates be required to establish a new funding medium for any Contracts. LIFE COMPANY will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Owners materially adversely affected by the material irreconcilable conflict.

5.5 Notice to LIFE COMPANY.

Each Fund will promptly make known in writing to LIFE COMPANY the Board of Directors’ determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

5.6 Information Requested by Board of Directors.

LIFE COMPANY and each Fund (or its investment adviser) will at least annually submit to the Board of Directors of each Fund such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof or the applicable Exemptive Order permitting Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying Participating Insurance Companies and Participating Plans of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the Commission upon request.

5.7 Compliance with Commission Rules.

If, at any time during which any Portfolio is serving as an investment medium for variable life insurance Contracts, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding on terms materially different from those contained in the applicable Exemptive Order, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified to the extent required in order to conform to the terms and conditions of such exemptive relief afforded by such amended or adopted rules.

5.8 Other Requirements.

(a) Each Fund will require that each Participating Insurance Company and Participating Plan enter into an agreement with such Fund that contains substantially similar provisions as those set forth in Sections 4.1(b), 4.1(d), 4.3(a), 4.4(b), 4.5(a), 5, and 10 of this Agreement.

(b) No action by LIFE COMPANY taken or omitted, and no action by any Account or Fund taken or omitted as a result of any act or failure to act by LIFE COMPANY pursuant to this Section 5 shall relieve LIFE COMPANY of its obligations under, or otherwise affect the operation of, Section 3 or this Section 5.

Section 6 Termination

6.1 Events of Termination.

Subject to Section 6.4 below, this Agreement will terminate as to one or more Funds or Portfolios:

(a) at the option of any Party, with or without cause with respect to one or more Portfolios;

(b) at the option of a Fund upon institution of formal proceedings against LIFE COMPANY or its affiliates by FINRA, the Commission, any state insurance regulator or any other regulatory body regarding LIFE COMPANY’s obligations under this Agreement or related to the sale of the Contracts, the operation of each Account, or the purchase or sale of Shares, if, in each case, such Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on such Fund or any Portfolio with respect to which the Agreement is to be terminated; or

(c) at the option of LIFE COMPANY upon institution of formal proceedings against a Fund, CID, or Calvert Investment Management, Inc. by FINRA, the Commission, or any other regulatory body regarding such Fund’s obligations under this Agreement or related to the operation or management of such Fund or the purchase or sale of Shares, if, in each case, LIFE COMPANY reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on LIFE COMPANY, or the Subaccount corresponding to the Portfolio with respect to which the Agreement is to be terminated; or

(d) at the option of any Party in the event that (i) a Portfolio’s Shares are not registered, where required, and, in all material respects, issued and sold in accordance with any applicable federal or state law, or (ii) such law precludes the use of such Shares as an underlying investment medium of the Contracts issued or to be issued by LIFE COMPANY; or

(e) upon termination of the corresponding Subaccount’s investment in a Portfolio pursuant to Section 5 of this Agreement; or

(f) at the option of LIFE COMPANY if a Fund ceases to qualify as a RIC under Subchapter M of the Code or under any successor or similar provisions, or if LIFE COMPANY reasonably believes that such may fail to so qualify; or

(g) at the option of LIFE COMPANY if a Portfolio fails to comply with Section “817(h) of the Code or with any successor or similar provisions, as applicable, or if LIFE COMPANY reasonably believes that the Portfolio may fail to so comply; or

(h) at the option of a Fund if the Contracts issued by LIFE COMPANY cease to qualify as annuity contracts or life insurance contracts under the Code (other than by reason of such Fund’s noncompliance with Section 817(h) or Subchapter M of the Code) or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law;

(i) at the option of a Fund, if such Fund’s Board determines, in its sole judgment reasonably exercised in good faith, that (x) LIFE COMPANY has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of such Fund, CID or Calvert Investment Management, Inc. or (y) it is no longer advisable and in the best interests of shareholders for such Fund or any of its Portfolios to continue to operate pursuant to this Agreement; or

(j) upon another Party’s material breach of any provision of this Agreement.

6.2 Notice Requirement for Termination.

No termination of this Agreement will be effective unless and until the Party terminating this Agreement gives prior written notice to each other Party to this Agreement of its intent to terminate, and such notice shall (i) set forth the basis for such termination and (ii) specify the Portfolio or Portfolios, Contracts and, if applicable, Accounts as to which the Agreement is to be terminated. Furthermore:

(a) in the event that any termination is based upon the provisions of Sections 6.1(a) or 6.1(e) hereof, such prior written notice shall be given at least six (6) months in advance of the effective date of termination unless a shorter time is agreed to by the Parties;

(b) in the event that any termination is based upon the provisions of Sections 6.1(b), 6.1(c) or 6.1(i) hereof, such prior written notice shall be given at least ninety (90) days in advance of the effective date of termination unless a shorter time is agreed to by the Parties; and

(c) in the event that any termination is based upon the provisions of Sections 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.1(j) hereof, such prior written notice shall be given as soon as possible within twenty-four (24) hours after the terminating Party learns that the basis for any such termination exists.

6.3 Funds To Remain Available.

Notwithstanding any termination of this Agreement, each Fund will, at the option of LIFE COMPANY, continue to make available additional Portfolio Shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in any Portfolio (as in effect on such date), redeem investments in any such Portfolio and/or invest in any such Portfolio upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 6.3 will not apply to any terminations under Section 5 and the effect of such terminations will be governed by Section 5 of this Agreement.

6.4 Survival of Warranties, Indemnification and Confidentiality.

All representations and warranties and all indemnification and confidentiality obligations will survive the termination of this Agreement.

6.5 Continuance of Agreement for Certain Purposes.

If any Party terminates this Agreement with respect to any Portfolio pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(f), 6.1(g), 6.1 (h), 6.1(i) or 6.10) hereof, this Agreement shall nevertheless continue in effect as to any Shares of that Portfolio that are outstanding as of the date of such termination (the “Initial Termination Date”). This continuation shall extend to the earlier of the date as of which an Account owns no Shares of the affected Portfolio or a date (the “Final Termination Date”) six (6) months following the Initial Termination Date, except that LIFE COMPANY may, by written notice shorten said six (6) month period in the case of a termination pursuant to Sections 6.1(d), 6.1(f), 6.1(g), 6.1(h) or 6.10(j).

Section 7 Parties To Cooperate Respecting Termination

The Parties hereto agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that an Account owns no Shares of a Portfolio after the Final Termination Date with respect thereto, or, in the case of a termination pursuant to Section 6.1 (a), such later termination date as may be specified in the notice of termination. Such steps may include combining the affected Account with another Account, substituting other mutual fund shares for those of the affected Portfolio, or otherwise terminating participation by the Contracts in such Portfolio.

Section 8 Assignment

This Agreement may not be assigned by any Party, except with the written consent of each other Party.

Section 9 Notices

Except as otherwise specifically provided for in this Agreement, any notice required or permitted to be given by either Party to the other shall be in writing and shall be deemed to have been given (i) on the date delivered personally or by courier service, (ii) 3 days after such notice is sent by registered or certified mail, postage prepaid, return receipt requested or (iii) on the date sent and confirmed received by facsimile transmission, in each case, to the other Party’s address or fax number, as applicable, set forth below or to such other address or fax number as may be provided in writing:

First Symetra National Life Insurance Company of New York

Symetra Securities, Inc.

777 108th Ave. NE, Suite 1200

Bellevue, WA 98004-5135

Facsimile: 425-256-6080

Attn: Legal Counsel

  Legal Department, SC-11

  w/ copy to the General Counsel

Calvert Variable Series, Inc.

4550 Mongtomery Avenue

Suite 1000N

Bethesda, MD 20814

Facsimile: 301-654-7820

Attention: Dave Mazza

Calvert Variable Products, Inc.

4550 Mongtomery Avenue

Suite 1000N

Bethesda, MD 20814

Facsimile: 301-654-7820

Attention: Dave Mazza

Calvert Investment Distributors, Inc.

4550 Mongtomery Avenue

Suite 1000N

Bethesda, MD 20814

Facsimile: 301-654-7820

Attention: Dave Mazza

In the case of any notice sent to a Fund or CID, a copy of such notice shall also be sent to:

Calvert Investments, Inc.

4550 Mongtomery Avenue

Suite 1000N

Bethesda, MD 20814

Facsimile: 301-657-7014

Attention: William M. Tartikoff Esq.

Section 10 Voting Procedures

(a) Subject to the cost allocation procedures set forth in Section 3 of this Agreement, LIFE COMPANY will distribute all proxy material furnished by the applicable Fund to Owners and/or Policyholders to whom pass-through voting privileges are required to be extended and will solicit voting instructions from Owners. LIFE COMPANY will vote Shares in accordance with timely instructions received from Owners. LIFE COMPANY will vote Shares that are (a) not attributable to Owners to whom pass-through voting privileges are extended, or (b) attributable to Owners, but for which no timely instructions have been received, in the same proportion as Shares for which said instructions have been received from Owners, so long as and to the extent that the Commission continues to interpret the 1940 Act to require pass through voting privileges for Owners. Neither LIFE COMPANY nor any of its affiliates will in any way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Shares held in any Account for such Owners. LIFE COMPANY reserves the right to vote shares held in any Account in its own right, to the extent permitted by law. LIFE COMPANY agrees to be responsible for assuring that voting Portfolio Shares for each Account is conducted in a manner consistent with the Exemptive Order permitting Mixed and Shared Funding. Each Fund will notify LIFE COMPANY of any changes of interpretations or amendments to the Exemptive Order permitting Mixed and Shared Funding.

(b) LIFE COMPANY agrees that it shall not, without the prior written consent of each Fund, CID and Calvert Investment Management, Inc., solicit, induce or encourage Owners to (i) change or supplement any Portfolio’s current investment advisor or subadvisor or (ii) change, modify, substitute, add to or delete the content, in part or in whole, of the Portfolio Prospectus.

Section 11 [RESERVED]

Section 12 Indemnification

12.1 Of Each Fund and CID by LIFE COMPANY and UNDERWRITER.

(a) Except to the extent provided in Sections 12.1(b), 12.1(c) and 12.1(d) below, LIFE COMPANY and UNDERWRITER agree to indemnify and hold harmless each Fund, CID, their respective affiliates, and each person, if any, who controls such Fund, CID, or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers (collectively, the “Calvert Indemnified Parties”), against any and all losses, claims, damages, liabilities (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, “Losses”), to which the Calvert Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such Losses:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account’s 1933 Act registration statement, any Account Prospectus, the Contracts, sales literature or advertising for the Contracts not prepared by any Calvert Indemnified Party, or sales literature or advertising for any Portfolio not prepared by any Calvert Indemnified Party unless the required approval has been obtained in accordance with Section 4.5(b) (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Calvert Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY or UNDERWRITER by or on behalf of the applicable Fund or CID for use in any Account’s 1933 Act registration statement, any Account Prospectus, the Contracts, or sales literature or advertising or otherwise for use in connection with the sale of Contracts or Shares (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of any other statements or representations (other than statements or representations contained in the applicable Fund’s 1933 Act registration statement, the Portfolio Prospectus, sales literature or advertising for any Portfolio or Contract, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates) on which any Calvert Indemnified Party has relied, or the negligent, illegal or fraudulent conduct of LIFE COMPANY, UNDERWRITER or their respective affiliates or persons under their control (including, without limitation, their employees and their “associated persons” as that term may be defined, from time to time, by FINRA), in connection with the sale or distribution of the Contracts or Shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the applicable Fund’s 1933 Act registration statement, any Portfolio Prospectus, sales literature or advertising of the applicable Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the applicable Fund, CID or its affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in the applicable Fund’s 1933 Act registration statement, any Portfolio Prospectus, sales literature or advertising for the Portfolios, or any amendment or supplement to any of the foregoing; or

(iv)	arise as a result of any failure by LIFE COMPANY or UNDERWRITER to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement, or any material breach of any representation and/or warranty made by LIFE COMPANY or UNDERWRITER in this Agreement or arise out of or result from any other material breach of this Agreement by LIFE COMPANY or UNDERWRITER;

(v)	arise as a result of the failure of any Contract issued by LIFE COMPANY to qualify as an annuity contract or life insurance contract under the Code, otherwise than by reason of any Portfolio’s failure to comply with Subchapter M or Section 817(h) of the Code; or

(vi)	arise out of or as a result of LIFE COMPANY’s incorrect calculation and/or untimely transmission of net purchase or redemption orders of Portfolio Shares (subject to Section 2.1(c) of this Agreement) or LIFE COMPANY’s failure to pay for the purchase of Portfolio Shares in accordance with Section 2.2 of this Agreement.

(b) The indemnity obligations of LIFE COMPANY and UNDER WRITER are in addition to any other liability that they may otherwise have under this Agreement. Neither LIFE COMPANY nor UNDERWRITER shall be liable to any Calvert Indemnified Party under this Section 12.1 with respect to any Losses by reason of that Calvert Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of, or reckless disregard of, its obligations or duties (i) under this Agreement, or (ii) to LIFE COMPANY, UNDERWRITER, each Account or Owners. Notwithstanding any other provision of this Agreement, LIFE COMPANY and UNDERWRITER shall not be liable for any special, consequential or incidental damages.

(c) Neither LIFE COMPANY nor UNDERWRITER shall be liable to any Calvert Indemnified Party under this Section 12.1 with respect to any Losses unless the applicable Fund or CID shall have notified LIFE COMPANY and UNDERWRITER in writing within a reasonable time after the summons or other first legal process giving information of the nature of the related action shall have been served upon such Calvert Indemnified Party (or after such Calvert Indemnified Party shall have received notice of such service on any designated agent), but failure to notify LIFE COMPANY and UNDERWRITER of any such action shall not relieve LIFE COMPANY and UNDERWRITER from any liability which they may have to such Calvert Indemnified Party otherwise than on account of this Section 12.1 and then only to the extent that LIFE COMPANY or UNDERWRITER did not otherwise learn of such action and the failure to provide such notice results in the forfeiture by LIFE COMPANY and UNDERWRITER of material rights and defenses. Except as otherwise provided herein, in any such action brought against any Calvert Indemnified Party, LIFE COMPANY and UNDERWRITER shall be entitled to participate, at their own expense, in the defense of such action and also shall be entitled to assume the defense thereof, with counsel approved by the Calvert Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from LIFE COMPANY or UNDERWRITER to such Calvert Indemnified Party of LIFE COMPANY’s or UNDERWRITER’s election to assume the defense thereof, the Calvert Indemnified Party will cooperate fully with LIFE COMPANY and UNDERWRITER and shall bear the fees and expenses of any additional counsel retained by it, and neither LIFE COMPANY nor UNDERWRITER will be liable to such Calvert Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Calvert Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation, participation and cooperation with the defense to the extent requested by LIFE COMPANY or UNDERWRITER; provided, however, that if such Calvert Indemnified Party reasonably determines that counsel selected by LIFE COMPANY or UNDERWRITER has a conflict of interest that affects counsel’s representation of such Calvert Indemnified Party, LIFE COMPANY and UNDERWRITER shall pay the reasonable fees and disbursements of one additional counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(d) LIFE COMPANY and UNDERWRITER shall not be liable for any settlement of any proceeding effected without its written consent. Neither LIFE COMPANY nor UNDERWRITER, in the defense of any claim or litigation pursuant to this Section 12.1, shall, without the prior written consent of each Calvert Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to each Calvert Indemnified Party of a release from all liability in respect to such claim or litigation. Neither LIFE COMPANY nor UNDERWRITER shall settle any claim in any matter that would impose any expense, penalty, obligation or limitation on any Calvert Indemnified Party, or would contain language other than a recitation of any amounts to be paid in settlement, the fact of the settlement or the underlying claim relating to the settlement, that could be viewed, in the sole discretion of each Calvert Indemnified Party, as an acknowledgement of wrongdoing on the part of such Calvert Indemnified Party or as detrimental to the reputation of such Calvert Indemnified Party, without such Calvert Indemnified Party’s prior written consent.

12.2 Of LIFE COMPANY and UNDERWRITER by CID.

(a) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e) below, CID agrees to indemnify and hold harmless LIFE COMPANY , UNDERWRITER, their respective affiliates, and each person, if any, who controls LIFE COMPANY, UNDERWRITER, or their respective affiliates within the meaning of Section 15 of the 1933 Act and each of their respective directors and officers (collectively, the “Symetra Indemnified Parties”), against any Losses to which the Symetra Indemnified Parties may become subject under any statute, regulation, at common law, or otherwise, insofar as such Losses:

(i)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the applicable Fund’s 1933 Act registration statement, any Portfolio Prospectus, sales literature or advertising for any Portfolio not prepared by any Symetra Indemnified Party, or sales literature or advertising for any Contract not prepared by any Symetra Indemnified Party unless the required approval has been obtained in accordance with Section 4.6(c) (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that this agreement to indemnify shall not apply as to any Symetra Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the applicable Fund or CID or its affiliates by or on behalf of LIFE COMPANY, UNDERWRITER or their respective affiliates for use in such Fund’s 1933 Act registration statement, Portfolio Prospectus, or in sales literature or advertising or otherwise for use in connection with the sale of contracts or Shares (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of any other statements or representations (other than statements or representations contained in any Account’s 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts or Portfolios, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of the applicable Fund or CID or its affiliates) on which any Symetra Indemnified Party has relied, or the negligent, illegal or fraudulent conduct of such Fund or CID or its affiliates or persons under their control (including, without limitation, their employees and their “associated persons” as that term may be defined, from time to time, by FINRA), in connection with the sale or distribution of Portfolio Shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Account’s 1933 Act registration statement, any Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to LIFE COMPANY, UNDERWRITER or their respective affiliates by or on behalf of the applicable Fund or CID for use in any Account’s 1933 Act registration statement, any Account Prospectus, sales literature or advertising for the Contracts or the Portfolios, or any amendment or supplement to any of the foregoing;

(iv)	arise as a result of any failure by the applicable Fund to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement, or any material breach of any representation and/or warranty made by the applicable Fund in this Agreement or arise out of or result from any other material breach of this Agreement by the applicable Fund; or

(v)	arise out of or as a result of the incorrect or untimely calculation or reporting by the applicable Fund or CID of the closing net asset value per Share for any Portfolio (subject to Section 2.1 of this Agreement) or any dividend or capital gain distribution rate applicable to any Portfolio.

(b) Except to the extent provided in Sections 12.2(c), 12.2(d) and 12.2(e) hereof, CID agrees to indemnify and hold harmless the Symetra Indemnified Parties from and against any and all Losses to which the Symetra Indemnified Parties may become subject directly or indirectly under any statute, at common law or otherwise, insofar as such Losses directly or indirectly result from or arise out of the failure of any Portfolio to operate as a regulated investment company in material compliance with (i) Subchapter M of the Code and regulations thereunder, or (ii) Section 817(h) of the Code and regulations thereunder, including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Owners asserting liability against LIFE COMPANY pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the IRS, and the cost of any substitution by LIFE COMPANY of shares of another investment company or Shares of another Portfolio for those of any adversely affected Portfolio as a funding medium for each Account that LIFE COMPANY reasonably deems necessary or appropriate as a result of the noncompliance.

(c) The indemnity obligations of CID are in addition to any other liability that it may otherwise have under this Agreement. CID shall not be liable to any Symetra Indemnified Party under this Section 12.2 with respect to any Losses by reason of that Symetra Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of, or reckless disregard of, its obligations or duties (i) under this Agreement, or (ii) to the Funds, CID or the Portfolios. Notwithstanding any other provision of this Agreement, CID shall not be liable for any special, consequential or incidental damages.

(d) CID shall not be liable to any Symetra Indemnified Party under this Section 12.2 with respect to any Losses unless LIFE COMPANY or UNDERWRITER shall have notified CID in writing within a reasonable time after the summons or other first legal process giving information of the nature of the related action shall have been served upon such Symetra Indemnified Party (or after such Symetra Indemnified Party shall have received notice of such service on any designated agent), but failure to notify CID of any such action shall not relieve CID from any liability which it may have to such Symetra Indemnified Party otherwise than on account of this Section 12.2 and then only to the extent that CID did not otherwise learn of such action and the failure to provide such notice results in the forfeiture by CID of material rights and defenses. Except as otherwise provided herein, in any such action brought against any Symetra Indemnified Party, CID will be entitled to participate, at its own expense, in the defense of such action and also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the IRS), with counsel approved by the Symetra Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from CID to such Symetra Indemnified Party of CID’s election to assume the defense thereof, the Symetra Indemnified Party will cooperate fully with CID and shall bear the fees and expenses of any additional counsel retained by it, and CID will not be liable to such Symetra Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Symetra Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation, participation and cooperation with the defense to the extent requested by CID; provided, however, that if such Symetra Indemnified Party reasonably determines that counsel selected by CID has a conflict of interest that affects counsel’s representation of such Symetra Indemnified Party, CID shall pay the reasonable fees and disbursements of one additional counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

(e) CID shall not be liable for any settlement of any proceeding effected without its written consent. CID, in the defense of any claim or litigation pursuant to this Section 12.2, shall not, without the prior written consent of each Symetra Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to each Symetra Indemnified Party of a release from all liability in respect to such claim or litigation. CID shall not settle any claim in any matter that would impose any expense, penalty, obligation or limitation on any Symetra Indemnified Party, or would contain language other than a recitation of any amounts to be paid in settlement, the fact of the settlement or the underlying claim relating to the settlement, that could be viewed, in the sole discretion of each Symetra Indemnified Party, as an acknowledgement of wrongdoing on the part of such Symetra Indemnified Party or as detrimental to the reputation of such Symetra Indemnified Party, without such Symetra Indemnified Party’s prior written consent.

12.3 Effect of Notice.

Any notice given by the indemnifying Party to an Indemnified Party referred to in Sections 12.1(c) or 12.2(d) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.

12.4 Successors.

A successor by law of any Party shall be entitled to the benefits of the indemnification contained in this Section 12.

Section 13 Applicable Law

This Agreement will be construed and the provisions hereof interpreted under and in accordance with Maryland law, without regard for that state’s principles of conflict of laws.

Section 14 Execution in Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

Section 15 Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

Section 16 Rights Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

Section 17 Headings

The Table of Contents and headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 18 Confidentiality and Privacy

18.1 Confidentiality Obligation.

Each Party shall hold the Confidential Information of the other Party in strict confidence. Each Party warrants to the other that it shall not (i) disclose to any person any Confidential Information of the other Party which it may acquire in the performance of its obligations under this Agreement or (ii) use Confidential Information of the other Party for any purpose, except, in each case, for the purpose of fulfilling its contractual obligations under this Agreement, and then any disclosure or use of any such Confidential Information shall be limited to its or its affiliate’s employees, attorneys, accountants or other advisors who have a business need to know such Confidential Information and who have agreed to be bound by the confidentiality obligations set forth herein. Each Party shall maintain the other Party’s Confidential Information with reasonable care, which shall not be less than the degree of care it would use to safeguard its own Confidential Information, for the purpose of preventing the unauthorized, negligent or inadvertent disclosure or use thereof.

18.2 Confidential Information.

(a) “Confidential Information” means, with respect to a Party, (i) any data or information that is or relates to proprietary information of that party, including, without limitation, nonpublic portfolio holding information of any mutual fund for which CID acts in the capacity of principal underwriter, financial information, business or marketing strategies or plans, and product development strategies or plans, (ii) information that the party has labeled Confidential, (iii) the identity of that Party’s customers and any “non-public personally identifiable information” of those customers, as that term is defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and (iv) information relating to that Party that a reasonable business person would understand to be confidential.

(b) Confidential Information does not include information that (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the receiving Party or by no violation of this Agreement; (b) was lawfully received by the receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the receiving Party prior to receipt thereof directly or indirectly from the disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided, that the receiving Party (i) shall, unless restrained by court order, promptly notify the disclosing Party of any such demand or request in order to enable the disclosing Party to obtain an appropriate protective order to prevent such disclosure, (ii) shall, at the disclosing Party’s cost and expense, fully cooperate with the disclosing Party to obtain an appropriate protective order, and (iii) may, in the absence of an appropriate protective order, disclose only that information that its legal counsel advises in writing must be disclosed; or (f) any fees payable to LIFE COMPANY or UNDERWRITER for performing certain administrative services.

18.3 Unauthorized Disclosure Notification and Liability.

The receiving Party shall promptly notify the disclosing Party of, and provide the details regarding, any unauthorized disclosure, possession or use of the disclosing Party’s Confidential Information. Each Party understands and agrees that the receiving Party shall be liable for damages arising out of any breach of the confidentiality obligations set forth in this Agreement.

18.4 Data Disposition.

Upon the disclosing Party’s written request, the receiving Party shall promptly return all documents and other media containing Confidential Information. Any information that cannot feasibly be returned shall be purged, deleted or destroyed and the receiving Party shall deliver to the disclosing Party written certification thereof; provided, however, that the receiving Party may retain a single copy of the Confidential Information solely for the purpose of complying with applicable law or regulation or the order of any court, arbitration panel, regulator or similar governmental authority having jurisdiction over the receiving Party. The receiving Party shall have an ongoing obligation to safeguard all information of the disclosing Party that is not returned, purged, deleted or destroyed.

18.5 Duty Not to Trade.

The receiving Party agrees not to trade on any Confidential Information disclosed to it or otherwise obtained by it from the disclosing Party or any of the disclosing Party’s affiliates, agents or representatives.

18.6 Compliance With Applicable Laws.

Each Party warrants and represents that its conduct under this Agreement shall comply with the Gramm-Leach-Bliley Act, Regulation S-P (17 C.F.R. §248), and all other applicable federal and state laws and regulations concerning customer confidentiality, and that no party will share customers’ non-public personal information with third parties, except as allowed by applicable law and regulation.

Section 19 Trademarks and Portfolio Names

(a) Each Fund or CID or one or more of its affiliates owns all right, title and interest in and to the tradenames, trademarks and service marks set forth on Schedule B, as amended from time to time by written notice from the applicable Fund or CID to LIFE COMPANY (the “Calvert Licensed Marks” or the “licensor’s licensed marks”) and is authorized to use and to license other persons to use such marks. LIFE COMPANY and its affiliates are hereby granted a limited, non-transferable, non-exclusive, revocable license to use the Calvert Licensed Marks in connection with LIFE COMPANY’s performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Section 19.

(b) The grant of license to LIFE COMPANY and its affiliates (collectively, the “Licensee”) shall terminate automatically upon (i) the termination of this Agreement, (ii) Licensee’s receipt of written notification that its use of any Calvert Licensed Mark, in the reasonable opinion of the applicable Fund or CID, reflects unfavorably upon the professional, business or personal reputation of such Fund or CID or any of its affiliates or any of their directors, officers, employees or agents, or (iii) Licensee’s receipt of written notification that the quality, appearance and/or style of any Calvert License Mark is unacceptable in the reasonable opinion of such Fund or CID (each of clauses (ii) and (iii) being a “License Violation”). Upon the termination of the license, LIFE COMPANY and its affiliates shall immediately cease to issue any new annuity or life insurance contract bearing any Calvert Licensed Mark and shall likewise cease any activity which suggests that it has any right under any of the Calvert Licensed Marks or that it has any association with the applicable Fund or CID, except that LIFE COMPANY shall have the right to continue to service outstanding Contracts by utilizing any of the Calvert Licensed Marks until the earlier of (x) the Final Termination Date and (y) Licensee’s receipt of written notification regarding the occurrence of second License Violation, following which the license shall terminate and Licensee will cease all further use of any Calvert Licensed Mark.

(c) The Licensee shall obtain the prior written approval of the applicable Fund or CID for the public release by Licensee of any materials bearing any Calvert Licensed Mark, which shall not be unreasonably withheld.

(d) During the term of this grant of license, each Fund or CID may request that the Licensee submit samples of any materials bearing any of the Calvert Licensed Marks which were previously approved by such Fund or CID but, due to changed circumstances, in the sole judgment of such Fund or CID, require reconsideration. If, on reconsideration, or on initial review, respectively, any such sample fails to meet with the written approval of such Fund or CID, then the Licensee shall immediately cease distributing such disapproved materials. Neither Fund nor CID shall unreasonably withhold approval upon any reconsideration and shall, when engaged in any reconsideration, give due weight to the expenses associated with withdrawing and replacing the materials that are the subject of such reconsideration. The Licensee shall obtain the prior written approval of the applicable Fund or CID for the use of any new materials developed to replace the disapproved materials, in the manner set forth above.

(e) The Licensee hereunder: (i) acknowledges and stipulates that, to the best knowledge of the Licensee, the Calvert Licensed Marks are valid and enforceable trademarks and/or service marks and that such Licensee does not own the Calvert Licensed Marks and claims no rights therein other than as a Licensee under this Agreement; (ii) agrees never to contend otherwise in legal proceedings or in other circumstances; and (iii) acknowledges and agrees that the use of the Calvert License Marks pursuant to this grant of license shall inure to the benefit of each Fund, CID and/or its affiliates.

Section 20 Parties to Cooperate

Each Party to this Agreement will cooperate with each other Party and all appropriate governmental authorities (including, without limitation, the Commission, FINRA and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records (including copies thereof) in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

Section 21 Excessive Trading

(a) The Parties acknowledge and agree that excessive trading can disrupt management of a Portfolio and raise its expenses. In particular, a Portfolio may have difficulty implementing its long-term investment strategies if it is forced to maintain a higher level of its assets in cash to accommodate significant short-term trading activity resulting from market timing. A Portfolio may bear increased administrative costs due to asset level and investment volatility that accompanies patterns of short-term trading activity. Each Fund has adopted policies to discourage excessive trading of Portfolio Shares. Each Fund defines “excessive trading” in the Portfolio Prospectus.

(b) LIFE COMPANY represents and warrants that the Contracts to be funded by investments of the Accounts in one or more of the Portfolios contain provisions permitting LIFE COMPANY to restrict excessive or potentially abusive transfers in at least one of the following ways:

•	Limitations on the ability to have exchanges effected other than by mail in the event of excessive or abusive transfers;

•	Limitations on transfers into any investment option within 30 days of having transferred out of it (other than in connection with an automatic transfer program);

•	Limitations on any transfers among sub-accounts within 30 days of prior transfer (other than in connection with an automatic transfer program); or

•

Limitations on any transfers on a day when net transfers into or out of a sub-account would have the effect of increasing or reducing the assets of the affected Portfolio by more than 1% without the express permission of the adviser to that Portfolio.

LIFE COMPANY also represents and warrants that the Contract prospectuses contain language describing its policies regarding excessive trading.

(d) CID will monitor daily trading activities of each Portfolio for excessive trading or potentially abusive exchanges. LIFE COMPANY agrees that it will use reasonable efforts to implement the market timing policies set forth in each Account Prospectus and the Portfolio Prospectus. Notwithstanding the foregoing, each Fund acknowledges and agrees that LIFE COMPANY may not be able to detect every instance of market timing and may not be able to eliminate market timing in the Portfolios, but LIFE COMPANY agrees to notify such Fund of each instance of market timing that it does detect.

(e) Each Fund will notify LIFE COMPANY if it detects such trading or exchanges from LIFE COMPANY’S Accounts. Upon notification from the applicable Fund, LIFE COMPANY will use its best efforts to exercise its rights under the Contracts to impose limitations in a way that stops excessive or potentially abusive exchanges by one or a group of investors consistent with the Contracts’ market timing policies and procedures as reflected in the Contracts’ prospectuses.

(f) LIFE COMPANY and CID hereby acknowledge that they have executed that certain Rule 22c-2 Agreement dated September 12,2012 (the “Rule 22c-2 Agreement”), which is incorporated herein by reference and is a part of this Agreement to the same extent as if it was set forth herein. To the extent of any conflict between this Agreement and the Rule 22c-2 Agreement, the Rule 22c-2 Agreement shall control.

Section 22 Miscellaneous

(a) This Agreement has been executed on behalf of each Party by the undersigned officer of that Party in his/her capacity as an officer thereof. The obligations of this Agreement shall bind only the Parties and shall not bind any director, officer or shareholder of any Party individually.

(b) This Agreement shall be binding upon, enforceable against and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(c) Waiver by a Party of a breach of any provision of this Agreement does not constitute waiver of any subsequent breach of that or any other provision.

(d) The schedules and exhibits attached hereto, as modified from time to time, are incorporated herein by reference and are a part of this Agreement to the same extent as if they were set forth herein.

(e) Unless otherwise agreed to in writing by the Parties hereto, each party acknowledges that the others may enter into agreements, similar to this one, with other parties, for the performance of the same or similar services to those to be provided under this Agreement.

(f) LIFE COMPANY and UNDERWRITER agree that CID (each Fund’s principal underwriter) may enforce any and all of the rights conferred upon each Fund in this Agreement.

(g) Notwithstanding any other provision of this Agreement, no Party shall be liable under this Agreement for any special, consequential or incidental damages.

(h) Except as otherwise expressly provided in this Agreement, neither this Agreement (including the schedules and exhibits hereto) nor any term hereof or thereof may be changed, amended, modified, waived, discharged, or terminated except to the extent the same is evidenced in writing and duly executed by the Party against whom enforcement of that change, waiver, discharge, amendment, termination or modification is sought.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

CALVERT VARIABLE SERIES, INC.

Attest:	/s/ Andrew K. Niebler	By:	/s/ William M. Tartikoff
Name:	Andrew K. Niebler	Name:	William M. Tartikoff
Title:	Assistant Vice President	Title:	Vice President and Secretary

CALVERT VARIABLE PRODUCTS, INC.

Attest:	/s/ Andrew K. Niebler	By:	/s/ William M. Tartikoff
Name:	Andrew K. Niebler	Name:	William M. Tartikoff
Title:	Assistant Vice President	Title:	Vice President and Secretary

CALVERT INVESTMENT DISTRIBUTORS, INC.

Attest:	/s/ William M. Tartikoff	By:	/s/ Andrew K. Niebler
Name:	William M. Tartikoff	Name:	Andrew K. Niebler
Title:	Senior Vice President	Title:	Assistant Vice President

FIRST SYMETRA NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, on behalf of itself and its separate accounts

Attest:	/s/ Jennifer Bowles	By:	/s/ Daniel R. Guilbert
Name:	Jennifer Bowles	Name:	Daniel R. Guilbert
Title:	Legal Analyst	Title:	Executive Vice President

SYMETRA SECURITIES, INC.

Attest:	/s/ Jennifer Bowles	By:	/s/ Kevin D. Knull
Name:	Jennifer Bowles	Name:	Kevin D. Knull
Title:	Legal Analyst	Title:	President

SCHEDULE A

PORTFOLIOS

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Calvert Variable Series, Inc.

Calvert VP SRI Balanced Portfolio

Calvert VP SRI Equity Portfolio

Calvert VP SRI Mid Cap Growth Portfolio

SEPARATE ACCOUNTS UTILIZING THE PORTFOLIOS

First Symetra Separate Account S

UNREGISTERED SEPARATE ACCOUNTS UTILIZING THE PORTFOLIOS

[None]

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

First Symetra True Variable Annuity

SCHEDULE B

CALVERT TRADEMARKS

(a)	The following logo:

(b)	The name “Calvert Variable Series, Inc.” and “Calvert Variable Products, Inc.”

(c)	The name of each Portfolio set forth on Schedule A.

SCHEDULE C

EXPENSE ALLOCATIONS

LIFE COMPANY EXPENSES:		FUND EXPENSES:
a)	preparing and filing the registration statement for the Account and the Contracts;	a)	preparing and filing the applicable Fund’s registration statement;

b)	text composition for the Account Prospectus;	b)	text composition for Portfolio statutory and summary prospectuses and supplements; text composition of Portfolio SAIs

c)	printing the Account Prospectus;	c)	printing Portfolio summary prospectuses and supplements; printing Portfolio SAIs;

d)	printing Portfolio statutory prospectuses (if Life Company elects to distribute to Owners Portfolios’ statutory prospectuses rather than Portfolios’ summary prospectuses);	d)	camera ready copies of Portfolio statutory prospectuses and electronic access thereto (if Life Company elects to distribute to Owners Portfolios’ statutory prospectuses rather than Portfolios’ summary prospectuses);

e)	mailing and distributing the Account Prospectus to Owners as required by Federal Securities Laws and to prospective purchasers;	e)	mailing and distributing Portfolio summary prospectuses and supplements to Owners as required by Federal Securities Laws; mailing and distributing Portfolio SAIs upon request by Owners;
mailing and distributing Portfolio statutory prospectuses to Owners (if Life Company elects to distribute to Owners Portfolios’ statutory prospectuses rather than Portfolios’ summary prospectuses);
mailing and distributing Portfolio summary or statutory prospectuses to prospective purchasers;

f)	text composition, printing, mailing, and distributing annual and semi-annual reports for the Account and the Contracts;	f)	text composition, printing, mailing, and distributing annual and semi-annual reports for the Portfolios; and

g)	text composition, printing, mailing, distributing, and tabulation of proxy statements and voting instruction solicitation materials to Owners with respect to proxies related to the Account; and	g)	text composition, printing, mailing, distributing and tabulation of proxy statements and voting instruction solicitation materials to Owners with respect to proxies related to the Portfolios.

h)	preparation, printing and distributing sales material and advertising relating to the Portfolios, insofar as such materials relate to the Contracts or the Account and filing such materials with and obtaining approval from, the Commission, FINRA, any state insurance regulatory authority, and any other appropriate regulatory authority, to the extent required.